Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Terremark Worldwide, Inc.:
     We have audited the accompanying consolidated balance sheets of Terremark Worldwide, Inc. and subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Terremark Worldwide, Inc. and subsidiaries as of March 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2009, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 2 to the consolidated financial statements, effective April 1, 2007 the Company adopted Financial Accounting Standards Board Interpretation No.48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB N0. 109.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Terremark Worldwide, Inc.’s internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 8, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
(signed) KPMG LLP
Miami, Florida
June 8, 2009, except as to Note 23 which is as of May 5, 2010
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Terremark Worldwide, Inc.:

We have audited Terremark Worldwide, Inc.’s internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Terremark Worldwide, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Terremark Worldwide, Inc. maintained, in all material respects, effective internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Terremark Worldwide, Inc. and subsidiaries as of March 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2009, and our report dated June 8, 2009 expressed an unqualified opinion on those consolidated financial statements.

/s/  KPMG LLP

Miami, Florida
June 8, 2009
Certified Public Accountants

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$51,785,825	$96,989,932
Restricted cash	1,107,469	755,386
Accounts receivable, net	35,815,539	44,048,075
Current portion of capital lease receivable	630,849	1,860,745
Prepaid expenses and other current assets	8,615,367	8,493,424

Total current assets	97,955,049	152,147,562
Restricted cash	1,484,107	1,585,234
Property and equipment, net	301,001,980	231,674,274
Debt issuance costs, net	7,408,834	9,869,503
Other assets	8,906,174	6,901,083
Capital lease receivable, net of current portion	454,300	345,074
Intangibles, net	12,991,669	15,417,502
Goodwill	86,139,201	85,919,431

Total assets	$516,341,314	$503,859,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of mortgage payable and capital lease obligations	$3,823,328	$2,999,741
Accounts payable and other current liabilities	60,351,751	57,947,054
Current portion of convertible debt	32,376,006	—

Total current liabilities	96,551,085	60,946,795
Mortgage payable, less current portion	252,727,616	249,222,856
Convertible debt, less current portion	57,192,000	86,284,017
Deferred rent and other liabilities	19,132,958	9,729,736
Deferred revenue	7,740,320	7,154,424

Total liabilities	433,343,979	413,337,828

Commitments and contingencies	—	—

Stockholders’ equity:
Series I convertible preferred stock: $.001 par value, 312 shares issued and outstanding (liquidation value of approximately $8.0 million)	1	1
Common stock: $.001 par value, 100,000,000 shares authorized; 59,740,750 and 59,172,022 shares issued	59,741	59,172
Common stock warrants	8,959,888	11,216,638
Additional paid-in capital	428,251,355	420,550,532
Accumulated deficit	(352,994,575)	(342,425,836)
Accumulated other comprehensive (loss) income	(1,279,075)	1,169,241
Note receivable	—	(47,913)

Total stockholders’ equity	82,997,335	90,521,835

Total liabilities and stockholders’ equity	$516,341,314	$503,859,663

The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended March 31,
	2009	2008	2007

Revenues	$250,469,967	$187,413,799	$100,948,181

Expenses:
Cost of revenues, excluding depreciation and amortization	136,434,396	100,886,124	56,902,374
General and administrative	36,794,535	32,266,578	17,613,604
Sales and marketing	26,548,843	20,886,849	11,440,703
Depreciation and amortization	28,224,409	18,685,257	11,010,862

Total operating expenses	228,002,183	172,724,808	96,967,543

Income from operations	22,467,784	14,688,991	3,980,638

Other (expenses) income:
Interest expense	(29,979,664)	(32,105,034)	(28,214,563)
Interest income	1,332,421	5,230,434	1,222,028
Change in fair value of derivatives	(3,885,758)	(1,106,625)	8,276,712
Financing charges and other	(582,115)	(1,173,079)	—
Loss on early extinguishment of debt	—	(26,949,577)	—

Total other expenses	(33,115,116)	(56,103,881)	(18,715,823)

Loss before income taxes	(10,647,332)	(41,414,890)	(14,735,185)
Income taxes (benefit) expense	(78,593)	813,385	216,981

Net loss	(10,568,739)	(42,228,275)	(14,952,166)
Preferred dividend	(807,033)	(794,063)	(676,150)

Net loss attributable to common stockholders	$(11,375,772)	$(43,022,338)	$(15,628,316)

Net loss per common share:
Basic	$(0.19)	$(0.74)	$(0.35)

Diluted	$(0.19)	$(0.74)	$(0.36)

Weighted average common shares outstanding — basic	59,438,217	58,134,269	44,151,259

Weighted average common shares outstanding — diluted	59,438,217	58,134,269	44,267,041

The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

								Accumulated
	Preferred	Common Stock Par		Common	Common	Additional		Other
	Stock	Value $.001		Stock	Stock	Paid-In	Accumulated	Comprehensive	Treasury	Notes
	Series I	Issued Shares	Amount	Warrants	Options	Capital	Deficit	Income (loss)	Stock	Receivable	Total

Balance at March 31, 2006	$1	44,490,352	$44,490	$13,251,660	$582,004	$291,607,528	$(283,823,243)	$(317,756)	$(7,220,637)	$(287,730)	$13,836,317
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(14,952,166)	—	—	—	(14,952,166)
Foreign currency translation adjustment	—	—	—	—	—	—	—	407,747	—	(24,957)	382,790

Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	(14,569,376)
Conversion of preferred stock	—	53,637	54	—	—	2,225	—	—	—	—	2,279
Issuance of warrants in exchange for services	—	—	—	92,988	—	—	—	—	—	—	92,988
Accrued dividends on preferred stock	—	—	—	—	—	(676,029)	—	—	—	—	(676,029)
Expiration of warrants	—	—	—	(748,010)	—	748,010	—	—	—	—	—
Issuance of common stock in settlement of share-based awards	—	269,140	269	—	—	1,606,600	—	—	—	—	1,606,869
Share-based compensation	—	—	—	—	—	491,507	—	—	—	—	491,507
Sale of treasury stock	—	—	—	—	—	—	(1,422,152)	—	7,220,637	—	5,798,485
Issuance of common stock in public offering	—	11,000,000	11,000	—	—	82,776,161	—	—	—	—	82,787,161
Repayments of loans issued to employees	—	—	—	—	—	—	—	—	—	128,320	128,320
Adoption of SFAS No. 123R	—	—	—	—	(582,004)	582,004	—	—	—	—	—

Balance at March 31, 2007	1	55,813,129	55,813	12,596,638	—	377,138,006	(300,197,561)	89,991	—	(184,367)	89,498,521
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(42,228,275)	—	—	—	(42,228,275)
Foreign currency translation adjustment	—	—	—	—	—	—	—	1,079,250	—	(17,633)	1,061,617

Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	(41,166,658)
Conversion of preferred stock	—	36,667	36	—	—	(36)	—	—	—	—	—
Issuance of common stock in connection with acquisition	—	2,315,544	2,316	—	—	16,743,618	—	—	—	—	16,745,934
Accrued dividends on preferred stock	—	—	—	—	—	(794,063)	—	—	—	—	(794,063)
Expiration of warrants	—	—	—	(1,380,000)	—	1,380,000	—	—	—	—	—
Issuance of common stock in settlement of share-based awards	—	398,182	398	—	—	1,073,194	—	—	—	—	1,073,592
Share-based compensation	—	—	—	—	—	2,569,871	—	—	—	—	2,569,871
Issuance of common stock in public offering	—	608,500	609	—	—	4,404,118	—	—	—	—	4,404,727
Repayments of loans issued to employees	—	—	—	—	—	—	—	—	—	154,087	154,087
Premium on issuance of convertible debt	—	—	—	—	—	13,727,707	—	—	—	—	13,727,707
Expiration of early conversion incentive feature within convertible debt	—	—	—	—	—	4,308,117	—	—	—	—	4,308,117

Balance at March 31, 2008	1	59,172,022	59,172	11,216,638	—	420,550,532	(342,425,836)	1,169,241	—	(47,913)	90,521,835
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(10,568,739)	—	—	—	(10,568,739)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(2,448,316)	—	4,097	(2,444,219)

Total comprehensive loss	—	—	—	—	—	—	—	—	—	—	(13,012,958)
Accrued dividends on preferred stock	—	—	—	—	—	(807,033)	—	—	—	—	(807,033)
Expiration of warrants	—	—	—	(2,256,750)	—	2,256,750	—	—	—	—	—
Share-based compensation	—	—	—	—	—	4,941,561	—	—	—	—	4,941,561
Issuance of common stock in settlement of share-based awards	—	568,728	569	—	—	1,309,545	—	—	—	—	1,310,114
Repayments of loans issued to employees	—	—	—	—	—	—	—	—	—	43,816	43,816

Balance at March 31, 2009	$1	59,740,750	$59,741	$8,959,888	$—	$428,251,355	$(352,994,575)	$(1,279,075)	$—	$—	$82,997,335

The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended March 31,
	2009	2008	2007

Cash flows from operating activities:
Net loss	$(10,568,739)	$(42,228,275)	$(14,952,166)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	28,224,409	18,685,257	11,010,862
Loss on early extinguishment of debt	—	26,949,577	—
Increase (decrease) in fair value of derivatives	3,885,758	1,106,625	(8,276,712)
Accretion on debt, net	3,476,019	3,972,044	8,327,261
Amortization of debt issue costs	2,267,426	1,518,927	2,042,999
Provision for doubtful accounts	3,128,470	1,555,144	1,068,478
Interest payment in kind on notes and mortgage payable	4,812,001	4,151,508	1,625,440
Share-based compensation	7,728,977	3,962,657	766,957
Warrants issued for services	—	—	92,988
(Increase) decrease in:
Accounts receivable	5,004,067	(17,298,342)	(14,099,965)
Capital lease receivable, net of unearned interest	1,097,570	2,042,201	1,866,867
Restricted cash	(250,957)	94,522	(13,341)
Prepaid expenses and other assets	1,617,245	(3,147,002)	(2,467,328)
Increase (decrease) in:
Accounts payable and other current liabilities	(6,229,702)	(7,810,510)	6,160,368
Deferred revenue	1,013,265	4,179,777	3,983,935
Deferred rent and other liabilities	4,295,163	393,053	408,351

Net cash provided by (used in) operating activities	49,500,972	(1,872,837)	(2,455,006)

Cash flows from investing activities:
Restricted cash	—	—	2,199,945
Purchase of property and equipment	(90,382,394)	(80,036,387)	(18,463,769)
Acquisition of Data Return, LLC, net of cash acquired	—	(68,625,297)	—
Acquisition of Accris Corporation, net of cash acquired	—	(681,808)	—
Repayments of notes receivable	43,816	154,087	103,363

Net cash used in investing activities	(90,338,578)	(149,189,405)	(16,160,461)

Cash flows from financing activities:
Payment on loans and mortgage payable	(1,500,000)	(100,545,487)	(744,630)
Issuance of convertible debt	—	—	4,000,000
Sale of treasury stock	—	—	5,798,485
Payment of debt issuance costs	—	(8,835,232)	(966,412)
Proceeds from issuance of common stock	—	4,404,727	82,787,161
Proceeds from issuance of mortgage payable	—	249,500,000	—
Redemption of preferred stock	—	—	(646,693)
Payments of preferred stock dividends	(781,000)	(598,813)	(673,533)
Issuance of senior subordinated secured notes	—	—	10,000,000
Proceeds from capital lease facility	—	—	4,403,573
Payments under capital lease obligations	(2,085,501)	(1,577,171)	(946,429)
Proceeds from exercise of stock options and warrants	—	613,371	292,790

Net cash (used in) provided by financing activities	(4,366,501)	142,961,395	103,304,312

Net (decrease) increase in cash and cash equivalents	(45,204,107)	(8,100,847)	84,688,845
Cash and cash equivalents at beginning of period	96,989,932	105,090,779	20,401,934

Cash and cash equivalents at end of period	$51,785,825	$96,989,932	$105,090,779

The accompanying notes are an integral part of these consolidated financial statements.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Business and Organization

Terremark Worldwide, Inc. and subsidiaries (“Terremark” or the “Company”) is a global provider of managed IT solutions leveraging its highly connected carrier-neutral data centers across major networking hubs in the United States, Europe and Latin America. The Company delivers a comprehensive suite of managed solutions including colocation, managed hosting, managed network, disaster recovery, security and cloud computing services. Terremark serves approximately 1,100 customers worldwide across a broad range of sectors, including enterprise, government agencies, systems integrators, network service providers, internet content and portal companies and internet infrastructure companies. The Company delivers its solutions through specialized data centers, including its three primary facilities: NAP of the Americas in Miami, Florida; NAP of the Capital Region in Culpeper, Virginia outside downtown Washington, D.C.; and NAP of the Americas/West in Santa Clara, California.

2.	Summary of Significant Accounting Policies

The accompanying audited consolidated financial statements include the accounts of Terremark Worldwide, Inc. and all entities in which Terremark Worldwide, Inc. has a controlling voting interest (“subsidiaries”) required to be consolidated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) (collectively referred to as “Terremark”). All significant intercompany accounts and transactions between consolidated companies have been eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to the prior period’s consolidated financial statements to conform to the current presentation.

Use of estimates

The Company prepares its financial statements in conformity with U.S. GAAP, which requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Key estimates include: revenue recognition and allowance for bad debts, derivatives, income taxes, share-based compensation, impairment of long-lived assets, intangibles and goodwill. Estimates are based on historical experience and on various other assumptions that Terremark believes to be reasonable under the circumstances, the results of which form the basis for judgments about results and the carrying values of assets and liabilities. Actual results could differ from such estimates.

Revenue recognition and allowance for bad debts

Revenues principally consist of monthly recurring fees for colocation, exchange point, managed and professional services fees. Colocation revenues also include monthly rental income for unconditioned space in the NAP of the Americas. Revenues from colocation, exchange point services, and hosting, as well as rental income for unconditioned space, are recognized ratably over the term of the applicable contract. Installation fees and related direct costs are deferred and recognized ratably over the expected life of the customer installation which is estimated to be 36 to 48 months. Managed and professional services are recognized in the period in which the services are provided. Revenues also include equipment resales which are generally recognized in the period in which the equipment is delivered, title transfers and is accepted by the customer. Revenue from contract settlements is generally recognized when collectability is reasonably assured and no remaining performance obligation exists. Taxes collected from customers and remitted to the government are excluded from revenues.

In accordance with Emerging Issues Task Force (“EITF”) No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”), when more than one element such as equipment, installation and colocation services are contained in a single arrangement, the Company allocates revenue between the elements based on

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acceptable fair value allocation methodologies, provided that each element meets the criteria for treatment as a separate unit of accounting. An item is considered a separate unit of accounting if it has value to the customer on a standalone basis and there is objective and reliable evidence of the fair value of the undelivered items. The fair value of the undelivered elements is determined by the price charged when the element is sold separately, or in cases when the item is not sold separately, by using other acceptable objective evidence. Management applies judgment to ensure appropriate application of EITF 00-21, including the determination of whether delivered items have standalone value, and the determination of fair value for the multiple deliverables, among others. For those arrangements where the deliverables do not qualify as a separate unit of accounting, revenue from all deliverables are treated as one accounting unit and recognized ratably over the term of the arrangement.

Revenue is recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. The Company assesses collectability based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Company does not request collateral from the customers. If the Company determines that collectability is not reasonably assured, the fee is deferred and revenue is recognized at the time collection becomes reasonably assured, which is generally upon receipt of cash.

The Company sells certain third-party service contracts and software assurance or subscription products and evaluates whether the subsequent sales of such services should be recorded as gross revenues or net revenues in accordance with the revenue recognition criteria outlined in Staff Accounting Bulletin (“SAB”) No. 104, EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” and Financial Accounting Standards Board (“FASB”) Technical Bulletin No. 90-1, “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts.” The Company determines whether its role is that of a principal in the transaction and therefore assumes the risks and rewards of ownership or if its role is acting as an agent or broker. Under gross revenue recognition, the entire selling price is recorded as revenue and the cost to the third-party service provider or vendor is recorded as cost of revenues, product and services. Under net revenue recognition, the cost to the third-party service provider or vendor is recorded as a reduction of revenue resulting in net revenue equal to the gross profit on the transaction and there is no cost of revenue.

The Company analyzes current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of the allowance for bad debts.

The Company’s customer contracts generally require the Company to meet certain service level commitments. If the Company does not meet required service levels, it may be obligated to provide credits, usually a month of free service.

Significant concentrations

The federal sector accounted for revenues of approximately 24%, 22%, and 31% for the years ended March 31, 2009, 2008, and 2007, respectively. No other customer accounted for more than 10% of revenues for the three year period ending on March 31, 2009.

Derivatives

Historically, the Company has used financial instruments, including interest cap agreements and interest rate swap agreements, to manage exposures to movements in interest rates. The use of these financial instruments modifies the exposure of these risks with the intent to reduce the interest rate risk or cost to the Company. The Company does not hold or issue derivative instruments for trading purposes.

The Company entered into two interest rate swap agreements as required under the provisions of the Company’s first and second lien credit agreements entered into on July 31, 2007, which have an aggregate principal amount of $250.0 million. See Note 11.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s 9% Senior Convertible Notes, due June 15, 2009, (the “9% Senior Convertible Notes”), 6.625% Senior Convertible Notes, due June 15, 2013, (the “6.625% Senior Convertible Notes”) and 0.5% Senior Subordinated Convertible Notes, due June 30, 2009, (the “Series B Notes”) (collectively, the “Notes”) contain embedded derivatives that require separate valuation from the Notes. The Company recognizes these derivatives as assets or liabilities in its balance sheet, measures them at their estimated fair value, and recognizes changes in their estimated fair value in earnings in the period of change.

The Company estimates the fair value of its embedded derivatives using available market information and appropriate valuation methodologies. The market data used to develop these estimates of fair value requires interpretation and the application of considerable judgment. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company may eventually pay to settle these embedded derivatives.

Share-based compensation

The Company accounts for share-based compensation in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). The fair value of stock option and nonvested stock awards with only service conditions, which are subject to graded vesting, are expensed on a straight-line basis over the vesting period of the awards.

Tax benefits resulting from tax deductions in excess of share-based compensation expense recognized under the fair value recognition provisions of SFAS No. 123(R) (windfall tax benefits) are credited to additional paid-in capital in the Company’s consolidated balance sheets. Realized tax shortfalls are first offset against the cumulative balance of windfall tax benefits, if any, and then charged directly to income tax expense.

Stock warrants issued for services

The Company uses the fair value method to value warrants granted in exchange for services. Some warrants are vested over time and some vest upon issuance. The Company determined the fair value for non-employee warrants using the Black-Scholes-Merton option-pricing model with the same assumption used for employee grants, except for expected life which was estimated to be between one and seven years. When warrants to acquire the Company’s common stock are issued in connection with the sale of debt or other securities, aggregate proceeds from the sale of the warrants and other securities are allocated among all instruments issued based on their relative fair market values. Any resulting discount from the face value of debt is amortized to interest expense using the effective interest method over the term of the debt.

Earnings (loss) per share

The Company’s 9% Senior Convertible Notes and 6.625% Senior Convertible Notes (collectively, the “Senior Convertible Notes”) contain contingent interest provisions that allow the holders of the Senior Convertible Notes to participate in any dividends declared on the Company’s common stock. Further, the Company’s Series I preferred stock contain participation rights that entitle the holders to receive dividends in the event the Company declares dividends on its common stock. Accordingly, the Senior Convertible Notes and the Series I preferred stock are considered participating securities.

Basic earnings per share (“EPS”) is calculated as income (loss) available to common stockholders divided by the weighted average number of shares of common stock outstanding during the period. If the effect is dilutive, participating securities are included in the computation of basic EPS. Nonvested stock granted to employees and directors are not included in the computation of basic EPS until the security vests. The Company’s participating securities do not have a contractual obligation to share in the losses in any given period. As a result, these participating securities will not be allocated any losses in the periods of net losses, but will be allocated income in the periods of net income using the two-class method. The two-class method is an earnings allocation formula that determines earnings for each class of common stock and participating securities according to dividends declared or

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

accumulated and participation rights in undistributed earnings. Under the two-class method, net income is reduced by the amount of dividends declared in the current period for each class of stock and by the contractual amounts of dividends that must be paid for the current period. The remaining earnings are then allocated to common stock and participating securities to the extent that each security may share in earnings as if all of the earnings for the period had been distributed. Diluted EPS is calculated using the treasury stock and “if converted” methods for potential dilutive instruments that are convertible into common stock, as applicable.

Other comprehensive income (loss)

Other comprehensive income (loss) presents a measure of all changes in stockholders’ equity except for changes resulting from transactions with stockholders in their capacity as stockholders. Other comprehensive income (loss) consisting of net income (loss) and foreign currency translation adjustments, is presented in the accompanying consolidated statement of stockholders’ equity.

The Company’s foreign operations generally use the local currency as their functional currency. Assets and liabilities of these operations are translated at the exchange rates in effect on the balance sheet date. If exchangeability between the functional currency and the U.S. dollar is temporarily lacking at the balance sheet date, the first subsequent rate at which exchanges can be made is used to translate assets and liabilities.

Cash and cash equivalents

The Company considers all amounts held in highly liquid instruments with an original purchased maturity of three months or less to be cash equivalents. Cash and cash equivalents include cash balances maintained in the operating and interest-bearing money market accounts at the Company’s banks.

Restricted cash

Restricted cash represents cash required to be on deposit with financial institutions in connection with operating leases.

Property and equipment

Property and equipment are stated at the Company’s original cost or fair value at the date of acquisition for acquired property and equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years for non- data center equipment and furniture and fixtures and five to twenty years for data center equipment and building improvements. Building and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset or improvement, which averages fifteen years. The data center buildings, owned by the Company, are depreciated over the estimated useful life of the buildings, which is thirty nine years. Costs for improvement and betterments that extend the life of assets are capitalized. Maintenance and repair expenditures are expensed as incurred.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Construction in progress is stated at its original cost and includes direct and indirect expenditures for the construction and expansion associated with the NAP of the Capital Region in Culpeper, Virginia, upgrades to support our infrastructure in Miami and expansion in Silicon Valley, California. In addition, the Company has capitalized certain interest costs during the construction phase. Once an expansion project becomes operational, these capitalized costs are allocated to certain property and equipment categories and are depreciated at the appropriate rates consistent with the estimated useful life of the underlying assets. Interest incurred is capitalized in accordance with SFAS No. 34, “Capitalization of Interest Costs.” The following table sets forth total interest cost incurred and total interest cost capitalized:

	Year Ended March 31,
	2009	2008	2007

Interest expense	$29,979,664	$32,105,034	$28,214,563
Interest capitalized	4,689,614	1,598,439	208,829

Interest charges incurred	$34,669,278	$33,703,473	28,423,392

The Company accounts for internal-use software development costs in accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position 98-1, “Accounting for the Cost of Software Developed or Obtained for Internal Use,” (“SOP 98-1”). SOP 98-1 specifies that software costs, including internal payroll costs, incurred in connection with the development or acquisition of software for internal use is charged to technology development expense as incurred until the project enters the application development phase. Costs incurred in the application development phase are capitalized and are depreciated using the straight-line method over an estimated useful life of five years, beginning when the software is ready for use. For the years ended March 31, 2009 and March 31, 2008, the Company capitalized software costs totaling $1.2 million and $0.5 million, respectively. For the year ended March 31, 2007, the Company did not capitalize any software costs.

Goodwill and Impairment of long-lived assets and long-lived assets to be disposed of

Goodwill and intangible assets that have indefinite lives are not amortized and are instead tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. The goodwill impairment test involves a two-step approach. The first step involves a comparison of the fair value of each of our reporting units with its carrying amount. If a reporting unit’s carrying amount exceeds its fair value, the second step is performed. The second step involves a comparison of the implied fair value and carrying value of that reporting unit’s goodwill. To the extent that a reporting unit’s carrying amount exceeds the implied fair value of its goodwill, an impairment loss is recognized. Identifiable intangible assets not subject to amortization are assessed for impairment by comparing the fair value of the intangible asset to its carrying amount. An impairment loss is recognized for the amount by which the carrying value exceeds fair value. Intangible assets that have finite useful lives are amortized over their useful lives.

Goodwill represents the carrying amount of the excess purchase price over the fair value of identifiable net assets acquired in conjunction with (i) the April 2000 acquisition of a corporation holding rights to develop and manage facilities catering to the telecommunications industry, (ii) the September 2005 acquisition of a managed hosting services provider in Europe, (iii) the May 2007 acquisition of a managed hosting services provider in the United States and (iv) the January 2008 acquisition of a disaster recovery and business continuity provider in the United States. The Company performed the annual test for impairment in the fourth quarter of its fiscal year ended March 31, 2009 and concluded there was no impairment.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events and circumstances include, but are not limited to, prolonged industry downturns, significant decline in our market value and significant reductions in our projected cash flows. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. Significant judgments and assumptions are required in the forecast of future operating results used in the preparation of the estimated future

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cash flows, including long-term forecasts of profit margins, terminal growth rates and discounted rates. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Rent expense

Rent expense under operating leases is recorded on the straight-line method based on total contracted amounts. Differences between the amounts contractually due and those amounts reported are included in deferred rent and other liabilities in the accompanying consolidated balance sheets.

Lease incentives received upon entering operating leases (“tenant allowances”) are recognized on a straight-line basis as a reduction to rent over the term of the respective lease. The Company records the unamortized portion of tenant allowances as a part of deferred rent, in other liabilities (non-current), as appropriate.

Fair value of financial instruments

The Company’s short-term financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, prepaid expenses and other assets, accounts payable and other liabilities, consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximated their book value. The fair value of capital lease obligations is based on management estimates and reasonably approximated their book value after comparison to obligations with similar interest rates and maturities. The fair value of the Company’s redeemable preferred stock is estimated to be its liquidation value, which includes accumulated and unpaid dividends. The fair value of the Company’s mortgages payable (see Note 9) and convertible debt (see Note 10), which are not traded in the market, are estimated by considering the Company’s credit rating, current rates available to the Company for similar debt and the Company’s stock price volatility. The fair value of mortgage payable and convertible debt as of March 31, 2009 and March 31, 2008 is as follows:

	March 31, 2009		March 31, 2008
	Book Value	Fair Value	Book Value	Fair Value

Mortgage payable, including current portion	$254,227,616	$241,750,612	$250,722,856	$249,053,329
Convertible debt, including current portion	89,568,006	93,434,644	86,284,017	90,718,592

The book value for the Company’s mortgage payable and convertible debt is net of the unamortized discount to debt principal. See Notes 9 and 10.

Fair value measurements

Effective April 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This standard establishes a framework for measuring fair value and expands disclosure about fair value measurements. The Company did not elect fair value accounting for any assets and liabilities allowed by SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. The adoption of SFAS No. 157 did not have a material impact on the Company’s financial position, results of operations or operating cash flow. FASB Staff Position (“FSP”) FAS 157-2, deferred the effective date of SFAS No. 157 for the Company in relation to all non-financial assets and non-financial liabilities to April 1, 2009. The Company does not expect the adoption of this FSP to have a material impact to its consolidated financial statements.

SFAS No. 157 defines fair value as the amount that would be received for an asset or paid to transfer a liability (i.e., an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 also establishes a fair value hierarchy that

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 describes the following three levels of inputs that may be used:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets and liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:	Observable prices that are based on inputs not quoted on active markets but corroborated by market data.
Level 3:	Unobservable inputs when there is little or no market data available, thereby requiring an entity to develop its own assumptions. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The table below summarizes the fair values of our financial assets (liabilities) as of March 31, 2009:

	Fair Value at	Fair Value Measurement Using
	March 31, 2009	Level 1	Level 2	Level 3

Money market funds	$21,064,509	$21,064,509	$—	$—
Interest rate swaps	(6,072,737)	—	(6,072,737)	—
Embedded derivatives	(181,693)	—	—	(181,693)

	$14,810,079	$21,064,509	$(6,072,737)	$(181,693)

The following is a description of the valuation methodologies used for these items, as well as the general classification of such items pursuant to the fair value hierarchy of SFAS No. 157:

Money market fund instruments — these instruments are valued using quoted prices for identical instruments in active markets. Therefore, the instruments are classified within Level 1 of the fair value hierarchy. These money market funds are included in cash and cash equivalents.

Interest rate swap instrument — these instruments are two pay-variable, receive-fixed interest rate swaps. The fair value of each instrument is based on a model-driven valuation, which is observable at commonly quoted intervals for the full term of the swap, which incorporates adjustments to appropriately reflect the Company’s own nonperformance risk and the counterparty’s nonperformance risk. Therefore, this instrument is classified within Level 2 of the fair value hierarchy. The interest rate swap is included in other liabilities (non-current).

Embedded derivatives — these instruments are embedded within the Company’s 9% Senior Convertible Notes, the Series B Notes, and the 6.625% Senior Convertible Notes. These instruments were valued using pricing models which incorporate the Company’s common stock price and volatility, credit risk, U.S. risk free rate, transaction details such as contractual terms, maturity and amount of future cash inflows, as well as assumptions about probability and the timing of certain events taking place in the future. For a summary of the changes in the fair value of these embedded derivatives, see Note 11.

Judgment is required in interpreting data to develop estimates of fair market value and, accordingly, amounts are not necessarily indicative of the amounts that the Company could realize in an actual market exchange. The Company does not hold financial instruments for trading or speculative purposes.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

enactment date. Valuation allowances are established when necessary to reduce tax assets to the amounts expected to be realized. In assessing the likelihood of realization, management considers estimates of future taxable income.

Effective April 1, 2007, the Company adopted FASB Interpretation No. 48 (As amended) — “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). This interpretation clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with FASB No. 109 and prescribes a recognition threshold and measurement attribute for the financial recognition and measurement of a tax position taken or expected to be taken on a tax return. FIN 48 requires that we determine whether the benefits of our tax positions will more likely than not be sustained upon audit based on the technical merits of the tax position. The provisions of FIN 48 also provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure. In connection with the adoption of FIN No. 48, the Company analyzed the filing positions in all of the federal, state and foreign jurisdictions where the Company is required to file income tax returns, as well as all open tax years in these jurisdictions. The adoption of FIN 48 resulted in no cumulative effect of a change in accounting principle being recorded on our consolidated financial statements during the year ended March 31, 2008. The Company continued its policy of recognizing penalties and interest related to recognized tax positions, if any, in general and administrative expenses.

The Company has not been audited by the Internal Revenue Service or any other tax authority for the following open tax periods: the quarter ended March 31, 2005, and the years ended March 31, 2006, 2007, 2008 and 2009. Net operating loss carryovers incurred in years prior to 2005 are subject to audit in the event they are utilized in subsequent years.

Recent accounting pronouncements

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS No. 160”) to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Among other requirements, SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is to be reported as a separate component of equity in the consolidated financial statements. SFAS No. 160 also requires consolidated net income to include the amounts attributable to both the parent and the noncontrolling interest and to disclose those amounts on the face of the consolidated statement of income. SFAS No. 160 must be applied prospectively for fiscal years, and interim periods within those fiscal years, beginning in the Company’s fiscal 2010, except for the presentation and disclosure requirements, which will be applied retrospectively for all periods presented.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 amends and expands the disclosure requirement for SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). It requires enhanced disclosure about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for the Company as of April 1, 2009. The Company has adopted this standard as of January 1, 2009. See Note 11 for required disclosures.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact that FSP FAS 142-3 will have on its financial position, results of operations and cash flows.

In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”

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(“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, when the volume and level of activity for the asset or liability have significantly decreased. FSP FAS 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009; however, early adoption is only permitted in conjunction with the early adoptions of FSP FAS 115-2 and FAS 124-2 and FSP FAS 107-1 and APB 28-1. The Company expects to adopt FSP FAS 157-4 in its interim period ending June 30, 2009 and is currently evaluating the impact that this adoption will have on its financial position, results of operations and cash flows.

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. FSP FAS 107-1 and APB 28-1 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009; however, early adoption is only permitted in conjunction with the early adoptions of FSP FAS 115-2 and FAS 124-2 and FSP FAS 157-4. The Company expects to adopt FSP FAS 107-1 and APB 28-1 in its interim period ending June 30, 2009. FSP FAS 107-1 and APB 28-1 will require additional disclosure in the Company’s interim consolidated financial statements.

3.	Acquisitions

On January 24, 2008, the Company acquired all of the outstanding common stock of Accris Corporation (“Accris”). Accris assisted government and commercial customers architect and implement data storage, data protection and data availability systems. The purchase price of $2.9 million was comprised of $0.8 million in cash and 390,000 shares of the Company’s common stock with a fair value of $2.1 million. The fair value of the Company’s stock was determined using the five-day trading average price of the Company’s common stock for two days before and after the date the transaction was finalized. The costs to acquire Accris were allocated to the tangible assets acquired and liabilities assumed based on their respective fair values and any excess was allocated to goodwill. There were no significant identifiable intangible assets. The following summarizes the final allocation of the purchase price:

Cash and cash equivalents	$109,248
Accounts receivable	2,122,035
Inventory	763,970
Goodwill	3,021,269
Accounts payable and accrued expenses	(3,148,327)

Net assets acquired	$2,868,195

On May 24, 2007, the Company acquired all of the outstanding common stock of Data Return, LLC (“Data Return”). Data Return is a leading provider of enterprise-class technology hosting solutions. The acquisition of Data Return’s technology, customers and team of employees complements the Company’s existing team and service delivery platforms better positioning the Company to capture the market demand for virtualized IT solutions. The preliminary purchase price of $85.0 million was comprised of: (i) cash consideration of $70.0 million, (ii) 1,925,546 shares of the Company’s common stock with a fair value of $14.7 million and (iii) direct transaction costs of $0.3 million. The fair value of the Company’s stock was determined using the five-day trading average price of the Company’s common stock for two days before and after the date the transaction was announced. The costs to acquire Data Return were allocated to the tangible and identified intangible assets acquired and liabilities assumed based on their respective fair values and any excess was allocated to goodwill. The purchase agreement also included contingent consideration which was based on the determination of the seller’s net working capital target amount at the acquisition closing date. On October 22, 2007, the valuation of the seller’s net working capital amount was finalized resulting in a $1.7 million reduction to the $85.0 million preliminary purchase price. In addition, the original purchase price allocation was adjusted by increasing accrued expenses by $0.1 million,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

decreasing accounts receivable by $0.5 million, and increasing goodwill by $0.6 million. The following summarizes the final allocation of the purchase price:

Cash and cash equivalents	$41,095
Accounts receivable	2,496,372
Property and equipment	9,786,000
Other assets	950,813
Intangible assets, including goodwill	80,988,008
Accounts payable and accrued expenses	(7,007,002)
Other liabilities	(3,849,216)

Net assets acquired	$83,406,070

The allocation of intangible assets acquired as of March 31, 2009 is summarized in the following table:

	Gross Carrying	Amortization	Accumulated
	Amount	Period	Amortization

Indefinite lived intangible assets:
Goodwill	$66,288,008	—	$—
Trademarks	4,100,000	—	—
Amortizable intangibles:
Customer base	6,500,000	8 years	1,503,125
Technology	4,000,000	5 years	1,480,000
Other	100,000	3 years	61,667

The results of Data Return’s operations have been included in the Company’s consolidated financial statements since the acquisition date. The following unaudited pro forma financial information of the Company for the years ended March 31, 2008 and 2007 have been presented as if the acquisition had occurred as of the beginning of each period. This pro forma information does not necessarily reflect the results of operations if the business had been managed by the Company during these periods and is not indicative of results that may be obtained in the future.

	For the Years Ended
	March 31,
	2008	2007
	(unaudited)

Revenues — pro forma	$197,751,889	$156,985,181

Net loss — pro forma	$(42,303,283)	$(17,934,166)

Net loss per common share:
Basic and diluted — pro forma	$(0.74)	$(0.40)

4.	Accounts Receivable

	March 31,
	2009	2008

Accounts receivable consists of:
Accounts receivable	$32,574,696	$36,371,552
Unbilled revenue	5,311,585	8,667,031
Allowance for doubtful accounts	(2,070,742)	(990,508)

	$35,815,539	$44,048,075

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Unbilled revenue consists of revenues earned for which the customer has not been billed.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Prepaid Expenses and Other Assets

	March 31,
	2009	2008

Prepaid expenses and other assets consists of:
Prepaid expenses	$2,277,733	$3,090,786
Deferred installation costs	6,878,203	5,571,544
Deposits	3,873,678	3,646,384
Deferred rent	1,263,627	1,085,872
Deferred tax asset	862,225	—
Interest and other receivables	357,780	424,355
Other	2,008,295	1,575,566

	17,521,541	15,394,507
Less: current portion	(8,615,367)	(8,493,424)

	$8,906,174	$6,901,083

6.	Property and Equipment

	March 31,
	2009	2008

Property and equipment, net, consists of:
Land	$24,172,193	$24,172,193
Building	101,334,716	55,335,724
Building and leasehold improvements	75,394,795	64,232,938
Machinery and equipment	117,168,376	56,001,931
Computer equipment, furniture and fixtures	54,169,375	30,486,055
Construction in progress	7,159,667	54,677,025

	379,399,122	284,905,866
Less: accumulated depreciation and amortization	(78,397,142)	(53,231,592)

	$301,001,980	$231,674,274

During the years ended March 31, 2009, 2008 and 2007, depreciation and amortization expense was $25.8 million, $16.5 million and $10.2 million, respectively. These amounts include depreciation and amortization expense related to assets under capital leases.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Intangibles

	Amortization	March 31,	March 31,
	Period (Years)	2009	2008

Intangibles, net, consist of:
Customer base	8-10	$8,300,000	$8,300,000
Technology	4-5	6,400,000	6,400,000
Trademarks	—	4,100,000	4,100,000
Non-compete agreements	3	100,000	100,000

		18,900,000	18,900,000
Less: accumulated amortization		(5,908,331)	(3,482,498)

		$12,991,669	$15,417,502

The Company expects to record amortization expense associated with these intangible assets as follows for each of the fiscal years ended:

			Non-Compete
	Customer Base	Technology	Agreements

2010	$992,500	$1,295,714	$33,333
2011	992,500	800,000	5,000
2012	992,500	800,000	—
2013	992,500	120,000	—
2014	936,786	—	—
Thereafter	930,836	—	—

	$5,837,622	$3,015,714	$38,333

During the years ended March 31, 2009, 2008 and 2007, amortization of intangibles aggregated was $2.4 million, $2.2 million and $0.8 million, respectively.

8.	Accounts Payable and Other Current Liabilities

	March 31,
	2009	2008

Accounts payable and other current liabilities consists of:
Accounts payable	$30,739,396	$29,383,405
Accrued expenses	15,917,499	17,246,649
Current portion of deferred revenue	6,903,554	6,320,659
Interest payable	4,835,265	2,884,780
Customer prepayments	1,956,037	2,111,561

	$60,351,751	$57,947,054

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Mortgage Payable

	March 31,
	2009	2008

Mortgage Payable consists of:
First Lien Credit Agreement, face value of $150.0 million, due August 15, 2012. Principal of $375,000 is payable quarterly. Interest is payable monthly at Eurodollar rate plus 3.75% at the election of the Company. (Effective interest rate of 6.1% and 7.6%)	$146,826,215	$148,188,463
Second Lien Credit Agreement, face value of $100.0 million, due February 2, 2013. Interest is payable at Eurodollar rate plus 7.75% at the election of the Company. (Effective interest rate of 10.1% and 12.1%)	107,401,401	102,534,393

	254,227,616	250,722,856
Less: current portion	(1,500,000)	(1,500,000)

	$252,727,616	$249,222,856

On July 31, 2007, the Company entered into term loan financing arrangements in the aggregate principal amount of $250.0 million, comprised of two term loan facilities, a $150.0 million first lien credit agreement (“First Lien Agreement”) among the Company, as borrower, Credit Suisse as administrative agent and collateral agent, Societe Generale, as syndication agent and the lenders from time to time party thereto, and a $100.0 million second lien credit agreement (“Second Lien Agreement” and, together with the First Lien Agreement, the “Credit Agreements”) among the Company, as borrower and Credit Suisse as administrative agent and collateral agent, and the lenders from time to time party thereto. Interest on the First Lien Agreement is based, at the periodic election of the Company, on an adjusted Eurodollar rate plus 3.75% or at a rate based on the federal funds rate plus 2.75%. Interest on the Second Lien Agreement is based, at the periodic election of the Company, on an adjusted Eurodollar rate plus 7.75% or at a rate based on the federal funds rate plus 6.75%. With respect to the loans extended under the Second Lien Agreement, within the first two years, the Company may elect to capitalize and add to the principal of such loans interest to the extent of 4.5% of the Eurodollar rate loans or 3.5% of the federal funds rate loans. Principal payments of $375,000 are due quarterly on the First Lien Agreement and the entirety of the outstanding principal under the Second Lien Agreement is due at maturity. The Company’s obligations under the Credit Agreements and the guarantees of those obligations by the Company’s subsidiaries are secured by security interests in and to substantially all of the assets of the Company and its subsidiaries.

The loans extended under the First Lien Agreement may be prepaid at any time without penalty. The loans extended under the Second Lien Agreement may not be prepaid on or prior to the first anniversary of the closing date. After such first anniversary, the loans extended under the Second Lien Agreement may be prepaid if accompanied by a premium in an amount equal to 2.0% of the aggregate outstanding principal if prepaid between the first and second anniversaries of the closing date, 1.0% of the aggregate outstanding principal if prepaid between the second and third anniversaries of the closing date and no premium if prepaid after the third anniversary of the closing date.

The loan proceeds were used to satisfy and pay all of the Company’s outstanding secured indebtedness, including (i) the senior secured notes, with a face value of $30.0 million, held by Falcon Mezzanine Partners, LP (“Falcon Investors”) and affiliates of AlpInvest, N.V., (ii) the $10 million aggregate principal amount of our Senior Subordinated Secured Notes, due June 30, 2009 (the “Series A Notes”) held by Credit Suisse, Cayman Islands Branch, (iii) the $13.25 million capital lease facility provided to the Company by Credit Suisse (the “Lease Financing Commitment”), of which $4.6 million was drawn at July 31, 2007 and (iv) the senior mortgage loan, with a face value of $49.0 million, initially extended to the Company by Citigroup Global Markets Realty Corp and subsequently assigned to Wachovia, N.A. (“Wachovia”). The Company paid prepayment premiums in amounts equal to $1.6 million and $1.1 million to the Falcon Investors and Wachovia, respectively, in connection with these

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

financing transactions. The Company anticipates using the remainder of the proceeds to fund capital expenditures to support the Company’s data center expansion plans and to provide working capital.

The payoff of the senior secured notes with a face value of $30.0 million and the senior mortgage loan with a face value of $49.0 million was treated as a debt extinguishment. The early extinguishment of these debt instruments resulted in a loss of approximately $8.5 million during the year ended March 31, 2008. The loss included $2.8 million of prepayment penalties, $0.2 million of additional financing charges, $1.3 million of unamortized deferred financing costs and $4.2 million of unamortized discount related to the extinguished debt that were written off.

The payoff of the Series A Notes with a face value of $10.0 million and the $13.25 million capital lease facility, of which $4.6 million was drawn at July 31, 2007, was treated as a modification of debt instruments, in accordance with EITF Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (“EITF 96-19”), as Credit Suisse was the creditor on these debt instruments as well as the creditor on the First Lien Agreement. In accordance with EITF 96-19, the modification of the Credit Suisse related debt instruments was not determined to be a substantial modification. As a result, unamortized debt issuance costs and debt discounts related to the modified debt are allocated to the new debt and amortized over the term of the new debt. At July 31, 2007, unamortized debt issuance costs amounting to $0.7 million related to the Series A Notes and the Capital Lease Facility were allocated $0.6 million to the First Lien Agreement and $0.1 million to the Second Lien Agreement. In addition, the Company incurred $8.9 million of additional debt issuance costs which were allocated $4.8 million to the First Lien Agreement and $4.1 million to the Second Lien Agreement. The Company is amortizing the debt issuance costs using the effective interest method over the term of the respective Lien Agreement to which the debt issuance costs were allocated.

At July 31, 2007, the unamortized debt discount amounting to $0.9 million related to the Series A Notes and the Capital Lease Facility was allocated $0.8 million to the First Lien Agreement and $0.1 million to the Second Lien Agreement. The Second Lien Agreement also had a discount of $0.5 million. The Company is amortizing the debt discount using the effective interest method over the term of the respective Lien Agreement to which the debt discount was allocated.

As the modification of the Credit Suisse debt instruments was not determined to be a substantial modification, fees paid to third parties were expensed. The Company expensed $1.2 million of charges consisting primarily of title and legal fees which are included in other financing charges for the year ended March 31, 2008.

The provisions of the Credit Agreements contain a number of covenants that limit or restrict the Company’s ability to incur more debt or liens, pay dividends, enter into transactions with affiliates, merge or consolidate with others, dispose of assets or use asset sale proceeds, make acquisitions or investments, enter into hedging activities, make capital expenditures and repurchase stock, subject to financial measures and other conditions. In addition, the Credit Agreements include financial covenants based on the most recently ended four fiscal quarters that include limitations on capital expenditures in excess of specified amounts and the Company’s maintaining certain ratios such as: (a) maximum leverage ratios regarding the Company’s consolidated funded indebtedness; (b) maximum leverage ratios with respect to the First Lien indebtedness; (c) minimum interest coverage ratios; and (d) incur capital expenditures not to exceed specified amounts. The breach of any of these covenants could result in a default and could trigger acceleration of repayment. As of March 31, 2009, the Company was in compliance with all covenants under the debt agreement, as applicable.

In addition, the Company was required to enter into an interest rate swap prior to the 210th day after July 31, 2007 (the “Closing Date”) of the Credit Agreements (or such later dates as may be specified by the Administrative Agent in its sole discretion). The interest rate instrument should cover a notional amount of not less than 50% of the sum of the principal amount of the Credit Agreements outstanding as of the Closing Date for a period not less than 2 years. On February 8, 2008, the Company entered into two interest rate swap agreements. One of the interest rate swap agreements was effective March 31, 2008 for a notional amount of $148.0 million and a fixed interest rate of 2.999%. Interest payments on this instrument are due on the last day of each March, June, September and December commencing on June 30, 2008 and ending on December 31, 2010. The second interest rate swap agreement entered into is effective on July 31, 2008 for a notional amount of $102.0 million and a fixed interest rate of 3.067%. Interest

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

payments on this instrument are due on the last day of each January, April, July and October commencing on October 31, 2008 and ending on January 31, 2011. The interest rate swap agreements serve as an economic hedge against increases in interest rates and have not been designated as hedges for accounting purposes. Accordingly, the Company accounts for these interest rate swap agreements on a fair value basis and as a result these instruments are adjusted to fair value and the resulting changes in fair value are charged to earnings. See Note 11.

In connection with the December 31, 2004 purchase of the NAP of the Americas building, the Company issued to Citigroup Global Markets Realty Corp., for no additional consideration, warrants to purchase an aggregate of 500,000 shares of the Company’s common stock. Those warrants expire on December 31, 2011 and are divided into four equal tranches that differ only in respect of the applicable exercise prices, which are $6.80, $7.40, $8.10 and $8.70, respectively. The warrants were valued at approximately $2.2 million, which was recorded as a discount to the debt principal. Proceeds from the issuance of the mortgage note payable and the warrants were allocated based on their relative fair values. The costs related to the issuance of the mortgage loan were capitalized and amounted to approximately $1.6 million. At July 31, 2007 there was $0.6 million and $0.9 million of unamortized debt issuance costs and unamortized debt discount, respectively, related to this loan. These amounts were written off in connection with the early extinguishment of this debt in the quarter ended September 30, 2007.

10.	Convertible Debt

	March 31,
	2009	2008

Convertible debt consists of:
9% Senior Convertible Notes, face value of $29.1 million, due June 15, 2009, and convertible into shares of the Company’s common stock at $12.50 per share. Interest at 9% is payable semi-annually, on December 15 and June 15 (Effective interest rate of 26.5%)	$28,268,174	$24,834,645
6.625% Senior Convertible Notes, face value of $57.2 million, due June 15, 2013, and convertible into shares of the Company’s common stock at $12.50 per share. Interest at 6.625% is payable semi-annually, on December 15 and June 15 (Effective interest rate of 6.6%)	57,192,000	57,192,000
0.5% Senior Subordinated Convertible Notes, face value of $4.0 million, due June 30, 2009, and convertible into shares of the Company’s common stock at $8.14 per share. Interest at 0.5% is payable semi-annually, on December 1 and June 30 (Effective interest rate of 0.72%)	4,107,832	4,257,372

	89,568,006	86,284,017
Less: current portion	(32,376,006)	—

	$57,192,000	$86,284,017

On May 2, 2007, the Company completed a private exchange offer with a limited number of holders to exchange up to $86.3 million of its then outstanding 9% Senior Convertible Notes for up to an equal principal amount of its newly issued 6.625% Senior Convertible Notes. An aggregate principal amount of $57.2 million of the 9% Senior Convertible Notes were exchanged in the exchange offer, leaving $29.1 million aggregate principal amount of the 9% Senior Convertible Notes outstanding under the global note and indenture governing the 9% Senior Convertible Notes.

The private exchange offer was an exchange of debt instruments as addressed in EITF No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (“EITF 96-19”). In accordance with EITF 96-19,

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the exchange of $57.2 million of the 9% Senior Convertible Notes were accounted for as an early extinguishment of debt and the 6.625% Senior Convertible Notes were accounted for as new debt instruments and recorded at $57.2 million on the date of the transaction. The exchange of the 9% Senior Convertible Notes with the 6.625% Senior Convertible Notes resulted in a loss on the early extinguishment of debt of $18.5 million included in the twelve months ended March 31, 2008. The loss included $2.2 million of unamortized deferred financing costs, $13.3 million of the unamortized discount on the 9% Senior Convertible Notes and the write off of $10.8 million of the derivative liability associated with the 9% Senior Convertible Notes that was bifurcated and accounted for separately. In addition, the exchange results in a substantial premium of $13.7 million associated with the fair value of the 6.625% Senior Convertible Notes that was recorded as additional paid-in capital, in accordance with Accounting Principles Board Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” The Company determined the fair value of the 6.625% Senior Convertible Notes based on an option pricing model. Market data was used in the option pricing model to determine the volatility of the stock price of the Company, the interest rate term structure, the volatility of the interest rate and the correlation between the interest rate and the stock price.

The 6.625% Senior Convertible Notes are unsecured obligations and rank pari passu with all existing and future unsecured and unsubordinated indebtedness, senior in right of payment to all existing and future subordinated indebtedness, and rank junior to any current and future secured indebtedness. If there is a change in control, the holders of the 6.625% Senior Convertible Notes have the right to require the Company to repurchase their notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest. If a holder surrenders notes for conversion at any time beginning on the effective notice of a change in control in which 10% or more of the consideration for the Company’s common stock consists of cash, the Company will increase the number of shares issuable upon such conversion by an amount not to exceed 5,085,513 additional shares. The number of additional shares is based on the date on which the partial cash buy-out becomes effective and the price paid or deemed to be paid per share of the Company’s common stock in the change of control. If the Company issues a cash dividend on its common stock, it must pay contingent interest to the holders of the 6.625% Senior Convertible Notes equal to the product of the per share cash dividend and the number of shares of common stock issuable upon conversion of such holder’s 6.625% Senior Convertible Notes.

On June 14, 2004, the Company privately placed the initial $86.25 million in aggregate principal amount of the 9% Senior Convertible Notes to qualified institutional buyers. The 9% Senior Convertible Notes bear interest at a rate of 9% per annum, payable semiannually, on each December 15 and June 15, and are convertible at the option of the holders, into shares of the Company’s common stock at a conversion price of $12.50 per share. In conjunction with the offering, the Company incurred $6.6 million in debt issuance costs, including $1.4 million in estimated fair value of warrants issued to the placement agent to purchase 181,579 shares of the Company’s common stock at $9.50 per share.

The 9% Senior Convertible Notes are unsecured obligations and rank pari passu with all existing and future unsecured and unsubordinated indebtedness, senior in right of payment to all existing and future subordinated indebtedness, and rank junior to any current and future secured indebtedness. If there is a change in control of the Company, the holders have the right to require the Company to repurchase their notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest. If the Company issues a cash dividend on its common stock, it will pay contingent interest to the holders of the 9% Senior Convertible Notes equal to the product of the per share cash dividend and the number of shares of common stock issuable upon conversion of each holder’s note.

The Company may redeem some or all of the 9% Senior Convertible Notes for cash at any time if the closing price of the Company’s common shares has exceeded 200% of the applicable conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date it mails the redemption notice. If the Company redeems the notes, the redemption price equals 100.0%, of their principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus an amount equal to 50% of all remaining scheduled interest payments on the notes from, and including, the redemption date through the maturity date.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The 9% Senior Convertible Notes contained an early conversion incentive for holders to convert their notes into shares of common stock which expired on June 14, 2007. If exercised, the holders would have received the number of common shares to which they are entitled to, based on the conversion feature and an early conversion incentive payment in cash or common stock, at the Company’s option, equal to one-half the aggregate amount of interest payable through June 14, 2007. The conversion option, including the early conversion incentive, the equity participation feature and a takeover make whole premium due upon a change in control, embedded in the 9% Senior Convertible Notes were determined to be derivative instruments to be considered separately from the debt and accounted for separately. See Note 11.

On January 5, 2007, the Company entered into a Purchase Agreement with Credit Suisse, Cayman Islands Branch and Credit Suisse, International (the “Purchasers”), for the sale of $4.0 million in aggregate principal amount of our 0.5% Senior Subordinated Convertible Notes, due June 30, 2009 to Credit Suisse, International (the “Series B Notes”) issued pursuant to an Indenture between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Indenture”). The Company is subject to certain covenants and restrictions specified in the Purchase Agreement, including covenants that restrict their ability to pay dividends, make certain distributions or investments and incur certain indebtedness.

The Series B Notes bear interest at 0.5% per annum for the first 24 months increased thereafter to 1.50% until maturity. All interest under the Series B Notes is “payable in kind” and will be added to the principal amount of the Series B Notes semi-annually beginning July 1, 2007. The Series B Notes are convertible into shares of the Company’s common stock, $0.001 par value per share, at the option of the holders, at $8.14 per share subject to certain adjustments set forth in the Indenture, including customary anti-dilution provisions.

The Series B Notes have a change in control provision that provides to the holders the right to require the Company to repurchase their notes in cash at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.

The Company, at its option, may redeem all of the Series B Notes on any interest payment date after June 5, 2007 at a redemption price equal to (i) certain amounts set forth in the Indenture (expressed as percentages of the principal amount outstanding on the date of redemption), plus (ii) the amount (if any) by which the fair market value on such date of the common stock into which the Series B Notes are then convertible exceeds the principal amount of the Series B Notes on such date, plus (iii) accrued, but unpaid interest if redeemed during certain monthly periods following the closing date. The call option embedded in the Series B Notes was determined to be a derivative instrument to be considered separately from the debt and accounted for separately. As a result of the bifurcation of the embedded derivative, the carrying value of the Series B Notes at issuance was approximately $4.4 million. At March 31, 2009 and March 31, 2008, the unamortized premium was less than $0.1 million and $0.3 million, and the carrying value of the Series B Notes was approximately $4.1 million and $4.3 million, respectively.

The Company also paid an arrangement fee (the “Arrangement Fee”) to Credit Suisse, International as consideration for its services in connection with the Series A Notes, Series B Notes and the Lease Financing Commitment in the amount of 145,985 shares of common stock (the “Fee Shares”), which shares had a value of approximately $1.0 million based on then quoted market price of the Company’s common stock. Since the Arrangement Fee was paid with shares of the Company’s common stock, the proceeds including the expected proceeds from the Lease Financing Commitment were allocated to the Series A Notes, the Series B Notes, the Lease Financing Commitment and the Fee Shares based on the relative fair value of each security. The amount allocated to the Series A Notes, the Series B Notes and the Lease Financing Commitment was a discount of $0.2 million, a premium of ($0.1 million) and a discount of $0.9 million, respectively. The relative fair value of the Fee Shares was determined to be approximately $1.0 million. The premiums and discounts are being amortized on a monthly basis over the term of the respective debt instruments using the effective interest rate method. On July 31, 2007 the Series A Notes and the Lease Financing Commitment were paid off. The unamortized debt discount at July 31, 2007 related to the Series A Notes and the Lease Financing Commitment remained capitalized in connection with the modification of these debt instruments. See Note 9.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company also granted Credit Suisse, International certain registration rights pursuant to the Registration Rights Agreement dated January 5, 2007 in connection with the common stock underlying the Series B Notes and the Fee Shares, including the right to have such shares registered with the Securities and Exchange Commission. The Company filed a registration statement with the Securities and Exchange Commission covering the shares of its common stock issued to Credit Suisse as an arrangement fee and issuable upon conversion of the Company’s Series B Notes.

The following table represents the combined aggregate principal maturities for the following obligations for each of the fiscal years ended:

	Convertible	Mortgage
	Debt	Payable	Total

2010	$33,121,153	$1,500,000	$34,621,153
2011	—	1,500,000	1,500,000
2012	—	1,500,000	1,500,000
2013	—	250,749,019	250,749,019
2014	57,192,000	—	57,192,000

	90,313,153	255,249,019	345,562,172
Less: unamortized premiums and discounts	(745,147)	(1,021,403)	(1,766,550)

	$89,568,006	$254,227,616	$343,795,622

11.	Derivatives

The Company’s 9% Senior Convertible Notes contained three embedded derivatives that required separate valuation from the 9% Senior Convertible Notes: a conversion option that includes an early conversion incentive, an equity participation right and a takeover make whole premium due upon a change in control. The early conversion incentive expired on June 14, 2007. The Company applied the provisions of EITF No. 06-7 “Issuer’s Accounting for a Previously Bifurcated Conversion Option in a Convertible Debt Instrument When the Conversion Option No Longer Meets the Bifurcation Criteria in FASB Statement No. 133” and determined that with the expiration of the early conversion incentive on June 14, 2007, the conversion feature no longer met the conditions that would require separate accounting as a derivative. As a result for the year ended March 31, 2008, the Company reclassified $4.3 million of the embedded derivatives related to the conversion option, classified as liabilities, to additional paid-in capital. This amount represented the fair value of such embedded derivative, at the time of the expiration of the early conversion incentive. The Company estimated that the embedded derivative, classified as liabilities, had an estimated fair value of $16.8 million on March 31, 2007. The Company recognized income of $1.5 million resulting from the change in the fair value of the conversion option prior to the expiration of the early conversion incentive on June 14, 2007, which was recorded in change in fair value of derivatives in the consolidated statements of operations for the year ended March 31, 2008.

The Company’s Series B Notes contain one embedded derivative that requires valuation separate from the Series B Notes: a call option which provides the Company with the option to redeem the Series B Notes at fixed redemption prices plus accrued and unpaid interest and plus any difference in the fair value of the conversion feature.

The Company’s 6.625% Senior Convertible Notes contain two embedded derivatives that require valuation separate from the 6.625% Senior Convertible Notes: an equity participation right and a contingent put upon change in control.

The Company has estimated that the embedded derivatives within the 9% Senior Convertible Notes, the Series B Notes and the 6.625% Senior Convertible Notes amounted in the aggregate to a net liability of $0.2 million at March 31, 2009 and a net asset of $0.1 million at March 31, 2008. The resulting loss of $0.3 million and income of $1.4 million was included in the change in the fair value of derivatives in the accompanying consolidated statement of operations for the years ended March 31, 2009 and March 31, 2008, respectively.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On February 8, 2008, the Company entered into two interest rate swap agreements as required under the provisions of the Credit Agreements discussed in Note 9. One of the interest rate swap agreements was effective March 31, 2008 for a notional amount of $148.0 million and a fixed interest rate of 2.999%. Interest payments on this instrument are due on the last day of each March, June, September and December, ending on December 31, 2010. The second interest rate swap agreement entered into was effective on July 31, 2008 for a notional amount of $102.0 million and a fixed interest rate of 3.067%. Interest payments on this instrument are due on the last day of each January, April, July and October, ending on January 31, 2011. The interest rate swap agreements serve as an economic hedge against increases in interest rates and have not been designated as hedges for accounting purposes. Accordingly, the Company accounts for these interest rate swap agreements on a fair value basis and adjusts these instruments to fair value and the resulting changes in fair value are charged to earnings. At March 31, 2009 and March 31, 2008, the fair value of the interest rate swap agreements was a liability of $6.1 million and $2.5 million, respectively. The resulting loss of $3.6 million and $2.5 million was included in the change in fair value of derivatives in the accompanying consolidated statements of operations for the years ended March 31, 2009 and March 31, 2008, respectively.

12.	Deferred Rent and Other Liabilities

	March 31,
	2009	2008

Deferred rent and other liabilities consists of:
Deferred rent	$6,467,239	$3,704,038
Interest rate swap, at fair value	6,072,737	2,466,370
Deferred tax liability	1,542,830	1,781,159
Other liabilities	5,050,152	1,778,169

	$19,132,958	$9,729,736

13.	Changes in Stockholders’ Equity

Series I convertible preferred stock

In 2004, the Company issued 400 shares of Series I 8% Convertible Preferred Stock (“Series I Preferred Stock”) for $10.0 million, together with warrants to purchase 280,000 shares of the Company’s common stock, which are exercisable for five years at $9.00 per share. The Series I Preferred Stock is convertible into shares of the Company’s common stock at $7.50 per share. In January 2007, the Series I Preferred Stock dividend rate increased to 10% per year until January 2009, when it increased to 12%. Dividends are payable, at the Company’s discretion, in shares of the Company’s common stock or cash. The Company has the right to redeem the Series I Preferred Stock at $25,000 per share plus accrued dividends at any time. Series I Preferred Stock contains an equity participation feature. Some of the Series I Preferred Stock shares were sold on dates on which the conversion price was less than the market price for the Company’s common stock. The Company recognized a preferred dividend of approximately $0.8 million, $0.8 million, and $0.7 million for the years ended March 31, 2009, 2008 and 2007, respectively. The Series I Preferred Stock votes together with the Company’s common stock based on the then-current conversion ratio of the Series I Preferred Stock.

Common stock

Issuance of Common Stock

For the year ended March 31, 2009, the Company issued 568,728 of its common stock, valued at $1.3 million, net of shares surrendered to satisfy the holders’ withholding tax liability upon settlement of share-based awards.

For the year ended March 31, 2008, the Company issued 398,182 of its common stock, valued at $1.1 million, upon settlement of share-based awards.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In January 2008, the Company issued 390,000 shares of its common stock, valued at $2.1 million, in connection with the acquisition of all of the outstanding common stock of a disaster recovery and business continuity provider.

In May 2007, the Company issued 1,925,544 shares of its common stock, valued at $14.7 million, in connection with the acquisition of all of the outstanding equity interests of a managed web hosting services provider.

In April 2007, the Company sold 608,500 shares in a public offering, at an offering price of $8.00 per share, pursuant to the underwriters’ exercise of their over-allotment option of the 11 million shares sold in the March 2007 public offering. After payment of underwriting discounts, commission and other offering costs, the net proceeds to the Company of the over-allotment were approximately $4.4 million.

For the year ended March 31, 2007, the Company issued 269,140 shares of its common stock, valued at $1.6 million, upon settlement of share-based awards, including 145,985 to Credit Suisse, International as consideration for its services in connection with the Senior Subordinated Convertible Notes and 65,000 to two directors pursuant to the terms of their consulting and employment agreements, respectively.

In March 2007, the Company sold 11 million shares in a public offering, at an offering price of $8.00 per share. After payment of underwriting discounts, commission and other offering costs, the net proceeds to the Company were approximately $82.8 million.

Conversion of preferred stock

During the year ended March 31, 2008, 11 shares of the Company’s Series I preferred stock, with an aggregate fair value of $0.3 million (based on the closing price of the Company’s common stock at conversion date) were converted to 36,667 shares of common stock.

During the year ended March 31, 2007, 16 shares of the Company’s Series I preferred stock, with an aggregate fair value of $0.4 million (based on closing price of the Company’s common stock at conversion date) were converted to 53,637 shares of common stock.

Stock warrants

During the period from November 2000 through April 2006, the Company issued warrants to third parties for services and to facilitate certain debt and equity transactions. The following table summarizes information about stock warrants outstanding as of March 31, 2009:

				Estimated
	No. of Shares	Exercise		Fair Value at
Issuance Date	Able to Purchase	Price	Expiration Date	Issuance

April 2006	12,500	$4.80	April 2011	$92,988
April 2005	7,200	6.90	April 2011	25,056
December 2004	2,003,378	6.80-8.80	December 2011	8,782,933
April 2004	5,000	7.00	April 2009	32,450
June 2001	1,300	17.20	June 2011	22,490
January 2003	950	4.80	June 2011	3,971

	2,030,328			$8,959,888

During the years ended March 31, 2009 and March 31, 2008, 333,859 warrants with a value of $2.3 million expired, and 181,579 warrants with a value of $1.4 million expired. During the year ended March 31, 2007, 152,000 warrants with a value of $0.7 million expired.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sale of Treasury Shares

In December 2006, the Board of Directors approved the sale, to a third party, of 865,202 shares of the Company’s treasury stock at the then-current market price of $6.75 per share. Proceeds from the sale of this stock amounted to $5.8 million, net of commissions. As of March 31, 2009, the Company does not have any treasury stock.

14.	Loss Per Share

The following table presents the reconciliation of net loss to attributable to common stockholders to the numerator used for diluted loss per share:

	March 31,
	2009	2008	2007

Net loss attributable to common stockholders	$(11,375,772)	$(43,022,338)	$(15,628,316)
Adjustments:
Interest expense, including amortization of discount and debt issue costs	—	—	(28,701)
Change in fair value of derivatives	—	—	(112,827)

Numerator for diluted loss per share:	$(11,375,772)	$(43,022,338)	$(15,769,844)

The following table represents the reconciliation of weighted average shares outstanding to basic and diluted weighted average shares outstanding:

	March 31,
	2009	2008	2007

Basic:
Weighted average common shares outstanding — basic	59,438,217	58,134,269	44,151,259

Diluted:
Weighted average common shares outstanding	59,438,217	58,134,269	44,151,259
Series B Notes	—	—	115,782

Weighted average common shares outstanding — diluted	59,438,217	58,134,269	44,267,041

The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation because to do so would be anti-dilutive for the periods indicated:

	March 31,
	2009	2008	2007

9% Senior Convertible Notes	2,324,800	2,724,817	6,900,000
Common stock warrants	2,260,722	2,364,187	2,545,766
Common stock options	2,256,513	2,303,138	2,437,249
Early conversion incentive	—	191,603	1,540,772
Nonvested stock	1,554,000	798,222	532,800
Series I convertible preferred stock	1,067,367	1,058,507	1,084,477
6.625% Senior Convertible Notes	4,575,200	4,175,183	—
0.5% Senior Subordinated Convertible Notes	491,400	491,400	—
Series H redeemable preferred stock	—	—	12,324

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Share-Based Compensation

On August 9, 2005, the Company’s Board of Directors adopted the 2005 Executive Incentive Compensation Plan (the “Plan”), which was approved by the Company’s stockholders on September 23, 2005. This comprehensive plan superseded and replaced all of the Company’s pre-existing stock option plans. The Compensation Committee has the authority, under the Plan, to grant share-based incentive awards to executives, key employees, directors, and consultants. These awards include stock options, stock appreciation rights or SARS, nonvested stock (commonly referred to as restricted stock), deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property (collectively, the “Awards”). Awards granted generally vest over three years with one third vesting each year from the date of grant and generally expire ten years from the date of grant. On September 28, 2007, the Company’s stockholders approved a proposal to increase the number of shares available for issuance under the plan from 1,000,000 to 4,000,000. On October 10, 2008, the Company’s stockholders approved a proposal to increase the number of shares available for issuance under the plan from 4,000,000 to 5,500,000. There were 2,791,367 unissued shares available for grant under the Plan as of March 31, 2009.

Option Awards

A summary of the Company’s stock option activity as of March 31, 2009, and changes during the year ended March 31, 2009 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Term	Intrinsic Value

Outstanding at April 1, 2008	2,303,138	$10.05
Granted	—	—
Exercised	(900)	3.46
Forfeited	(92,351)	9.63

Outstanding at March 31, 2009	2,209,887	10.06	4.59	$(16,286,525)

Exercisable at March 31, 2009	2,059,886	$10.36	4.36	$(15,793,854)

The weighted average grant date fair value of options granted during the year ended March 31, 2008 was $7.39. As of March 31, 2009, the future compensation expense related to unvested options that will be recognized is approximately $0.5 million. The cost is expected to be recognized over a weighted average period of 10 months. The Company recognized approximately $0.7 million of share-based compensation expense, associated with options, in the year ended March 31, 2009. The total intrinsic value of stock options exercised for the years ended March 31, 2009, 2008 and 2007 was less than $0.1 million, $0.3 million and $0.1 million, respectively. The intrinsic value is calculated as the difference between the market value of the Company’s common stock on the date of the

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

exercise and the exercise price of the shares under the exercised options. The following table summarizes information about stock options outstanding and exercisable in various price ranges at March 31, 2009:

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Outstanding	Contractual Life	Exercise Price	Options	Exercise Price
Range of Exercise Prices	Options	(Years)	(Outstanding)	Exercisable	(Exercisable)

$2.50-5.00	271,350	5.25	$4.01	271,350	$4.01
$5.01-10.00	1,524,359	5.34	6.16	1,374,358	6.18
$10.01-20.00	95,121	1.75	15.54	95,121	15.54
$20.01-30.00	13,230	1.91	24.71	13,230	24.71
$30.01-50.00	305,827	1.29	32.53	305,827	32.53

	2,209,887	4.59	$10.06	2,059,886	$10.36

Fair Value Assumptions

The Company uses the Black-Scholes-Merton option-pricing model to determine the fair value of stock options granted under the Company’s stock option plans. The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include:

•	the expected price volatility of the Company’s common stock over the term of the awards;

•	actual and projected employee stock option exercise behaviors, which is referred to as expected term;

•	risk-free interest rate; and

•	expected dividends

The Company estimates the expected term of options granted by taking the average of the vesting term and the contractual term of the option, as illustrated in SAB No. 107. Expected volatility is based on the combination of the historical volatility of the Company’s common stock and the Company’s peer group’s common stock over the period commensurate with the expected term of the award. The Company bases the risk-free interest rate that it uses in its option-pricing models on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on its equity awards. The Company does not anticipate paying any cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in its option-pricing models. If factors change and the Company employs different assumptions for estimating share-based compensation expense in future periods or if it decides to use a different valuation model in the future, the future periods may differ significantly from what the Company has recorded in the current period and could materially affect its operating results, net income or loss and net income or loss per share.

The assumptions used to value stock options were as follows:

	2008	2007

Risk Free Rate	4.11%	4.54%
Volatility	102%	118%
Expected Term	6 years	6 years
Expected Dividends	0%	0%
Expected Dividends	0%	0%

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Nonvested Awards

In accordance with SFAS No. 123(R), the Company records the intrinsic value of the nonvested stock as additional paid-in capital. Share-based compensation expense is recognized ratably over the applicable vesting period. As of March 31, 2009, the future compensation expense related to nonvested stock that will be recognized is approximately $6.3 million. The cost is expected to be recognized over a weighted average period of 1.9 years. The Company recognized approximately $4.3 million of share-based compensation expense, associated with nonvested stock, for the year ended March 31, 2009. A summary of the Company’s nonvested stock, as of March 31, 2009 and changes during the year ended March 31, 2009 is presented below:

		Weighted Average
		Grant Date
	Shares	Fair Value

Outstanding at April 1, 2008	799,745	$6.52
Granted	1,173,400	5.90
Vested	(335,462)	6.53
Forfeited	(148,053)	6.10

Outstanding at March 31, 2009	1,489,630	$6.07

16.	Commitments and Contingencies

Leasing activities

The Company leases space for its operations, office equipment and furniture under operating leases. Certain of these operating leases contain renewal options and/or purchase options. The same lease term is used for classification purposes, amortization of leasehold improvements (unless the useful life is shorter), and the estimation of future lease commitments. Equipment is also leased under capital leases, which are included in improvements, furniture and equipment.

As of March 31, 2009, future minimum lease/rental payments under non-cancelable operating and capital leases having a remaining term in excess of one year are as follows:

	As Lessee		As Lessor
	Capital	Operating	Sales-Type	Operating
	Leases	Leases	Leases	Leases

2010	$4,399,881	$11,277,290	$823,385	$3,241,162
2011	3,655,826	10,427,835	491,312	2,740,771
2012	2,021,028	10,396,392	56,932	2,622,633
2013	450,382	8,496,621	—	2,105,915
2014	10,503	8,785,944	—	2,168,690
Thereafter	—	44,719,018	—	7,530,861

Total minimum lease payments	$10,537,620	$94,103,100	$1,371,629	$20,410,032

Amount representing interest and maintenance	(2,704,529)		(471,549)

Net minimum lease payments	$7,833,091		$900,080

Operating lease expense, in the aggregate, amounted to approximately $11.0 million, $9.7 million, and $5.3 million, for the years ended March 31, 2009, 2008 and 2007, respectively. Total future sublease rentals of $1.1 million are included within the future minimum rental payments for operating leases as lessee.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Litigation

From time to time, the Company is involved in various litigations relating to claims arising in the normal course of business. These claims are generally covered by insurance. The Company is not currently subject to any litigation which singularly or in the aggregate could reasonably be expected to have a material adverse effect on the Company’s financial position or results of operations.

17.	Related Party Transactions

Due to the nature of the following relationships, the terms of the respective agreements may not be the same as those that would result from transactions among wholly unrelated parties.

Following is a summary of transactions for the years ended March 31, 2009, 2008 and 2007 and balances with related parties included in the accompanying balance sheet as of March 31, 2009 and 2008.

	For the Year Ended March 31,
	2009	2008	2007

Services purchased from related party	$—	$—	$497,948
Services provided to Fusion	75,673	71,335	87,321
Interest income from shareholder	11,022	18,685	25,800
Services from directors	521,010	536,476	712,503

	March 31,	March 31,
	2009	2008

Other assets	$348,113	$387,658
Note receivable — related party	—	52,981

The Company has entered into consulting agreements with two members of its Board of Directors and into an employment agreement with another board member. One consulting agreement provides for annual compensation of $240,000, payable monthly and in October 2006, the Company’s Board of Directors approved a one-time issuance to this director of 50,000 shares of nonvested stock vesting over a period of one year. The remaining consulting agreement and employment agreement provide for annual compensation aggregating $160,000. In June 2006, the Company agreed to issue 15,000 shares of nonvested stock to the director, with the employment agreement, pursuant to a prior agreement in connection with the director bringing additional business to the Company.

The Company’s Chairman and Chief Executive Officer has a minority interest in Fusion Telecommunications International, Inc. (“Fusion”) and was formerly a member of its board of directors. In addition, the Chairman and Chief Executive Officer of Fusion is a member of the Company’s board of directors. During the years ended March 31, 2009 and March 31, 2008, the Company did not purchase any services from Fusion. During the years ended March 31, 2007, the Company purchased $0.5 million in services from Fusion.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Revenues

	For the Year Ended March 31,
	2009	2008	2007

Revenues consist of:
Colocation	$85,372,272	$61,228,544	$41,865,161
Managed and professional services	139,538,733	110,933,378	43,793,652
Exchange point services	15,948,845	12,691,169	9,031,100
Equipment resales	9,610,117	2,560,708	6,258,268

Total revenues	$250,469,967	$187,413,799	$100,948,181

Total arrangement consideration for managed web hosting solutions may include the procurement of equipment. Amounts allocated to equipment sold under these arrangements and included in managed and professional services were $5.4 million, $7.1 million and $1.9 million for the years ended March 31, 2009, 2008 and 2007, respectively.

19.	Income Taxes

The Company recorded a tax benefit of $0.1 million and tax expense of $0.8 million for the years ended March 31, 2009 and March 31, 2008, respectively. Income taxes payable, net, for the years ended March 31, 2009 and March 31, 2008, respectively, of $0.4 million and $0.7 million are included in accounts payable and other current liabilities in the accompanying balance sheet.

Net (loss) income before income taxes is attributable to the following geographic locations:

	For the Year Ended March 31,
	2009	2008	2007

United States	$(10,505,302)	$(42,674,575)	$(14,219,056)
International	(142,030)	1,259,685	(516,129)

	$(10,647,332)	$(41,414,890)	$(14,735,185)

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets (liabilities) consist of the following:

	March 31,
	2009	2008

Deferred tax assets:
Net operating loss carryforwards	$93,835,234	$93,421,764
Interest rate swap and embedded derivatives	2,353,542	900,095
Allowances and other	7,031,020	4,005,538

Total deferred tax assets	103,219,796	98,327,397

Valuation allowance	(92,387,653)	(91,825,838)

Deferred tax liabilities:
Intangibles with indefinite lives	(1,542,830)	(1,558,000)
Convertible debt	—	(1,604,874)
Depreciation and amortization	(9,969,918)	(5,119,844)

Total deferred tax liability	(11,512,748)	(8,282,718)

Net deferred tax liability	$(680,605)	$(1,781,159)

The Company’s accounting for deferred taxes involves the evaluation of a number of factors concerning the realizability of the Company’s deferred tax assets. A 100% valuation allowance has been provided on the net deferred tax assets of the U.S. companies and operations in Madrid and United Kingdom. The net deferred tax liability is a combination of a liability related to intangibles with indefinite lives and the net deferred tax assets of the profitable foreign operating units. To support the Company’s conclusion that a 100% valuation allowance was required, the Company primarily considered such factors as the Company’s history of operating losses, the nature of the Company’s deferred tax assets and the absence of taxable income in prior carryback years. Although the Company’s operating plans assume taxable and operating income in future periods, the Company’s evaluation of all the available evidence in assessing the realizability of the deferred tax assets indicates that it is more likely than not that such plans are insufficient to overcome the available negative evidence.

The net non-current deferred tax asset as of March 31, 2009 of $0.9 million is included in other assets in the accompanying consolidated balance sheets. The net non-current deferred tax liabilities as of March 31, 2009 and 2008, respectively, of $1.5 million and $1.8 million are included in deferred rent and other liabilities in the accompanying consolidated balance sheet.

The valuation allowance increased by $0.6 million and $10.0 million for the years ended March 31, 2009 and 2008, respectively. The net change of the valuation allowance for the year ended March 31, 2009 was primarily due to a net increase to the Company’s deferred tax assets partially offset by the release of the valuation allowances for certain profitable foreign jurisdictions.

As of March 31, 2009, the Company has not recorded income taxes on the unremitted earnings of its foreign subsidiaries. As of March 31, 2009, these earnings are intended to be permanently re-invested in foreign operations.

The Company has U.S. federal net operating loss carryforwards of $239.0 million, expiring currently through tax year 2029, and foreign net operating loss carryforwards of approximately $7.9 million expiring through tax years 2017 to 2024 and approximately $4.7 million that may be carried forward indefinitely.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation between the statutory income tax rate and the effective income tax rate on pre-tax loss is as follows:

	For the Year Ended March 31,
	2009	2008	2007

Statutory tax rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal income tax benefit	(1.3)	(2.9)	(4.0)
Foreign income tax	(1.1)	0.1	(0.9)
Permanent differences	8.3	(0.9)	0.5
Valuation allowance	27.1	39.9	39.9

Effective tax rate	(1.0)%	2.2%	1.5%

The Company has not been audited by the Internal Revenue Service or other applicable tax authorities for the following open tax periods: the quarter ended March 31, 2005, and the years ended March 31, 2006, 2007, 2008 and 2009. Net operating loss carryovers incurred in years prior to 2005 are subject to audit in the event they are utilized in subsequent years.

The Company has determined that it has no uncertain tax positions pursuant to FIN 48.

20.	Information About the Geographic Segments

The Company’s geographic statements of operations disclosures are as follows (in thousands):

	March 31,
	2009	2008	2007

Revenues:
United States	$218,935	$163,278	$85,167
International	31,535	24,136	15,781

	$250,470	$187,414	$100,948

Cost of revenues:
United States	$117,236	$86,416	$47,175
International	19,198	14,470	9,727

	$136,434	$100,886	$56,902

Income from operations:
United States	$21,117	$13,676	$4,831
International	1,351	1,013	(850)

	$22,468	$14,689	$3,981

The Company’s long-lived assets, including property and equipment, net and identifiable and intangible assets, are located in the following geographic areas (in thousands):

	March 31,
	2009	2008

United States	$390,790	$327,048
International	9,343	5,963

	$400,133	$333,011

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Supplemental Cash Flow Information

	For the Year Ended March 31,
	2009	2008	2007

Supplemental disclosures of cash flow information:
Cash paid for interest, net of amount capitalized	$18,042,220	$21,385,504	$16,407,077

Cash paid for income taxes	255,745	216,981	—

Non-cash operating, investing and financing activities:
Warrants issued	—	—	92,988

Assets acquired under capital leases	4,521,154	1,528,340	1,897,465

Stock tendered in payment of services	—	—	1,038,579

Establishment of Series B derivative asset	—	—	342,534

Net assets acquired in exchange for common stock	—	16,745,934	—

Expiration of warrants	2,256,750	1,380,000	748,010

Conversion of preferred stock to equity	—	—	2,279

Changes in accrued property and equipment	1,977,901	18,258,644	2,445,152

22.	Subsequent Events

On May 29, 2009, the Company, in a private transaction, sold to VMware Bermuda Limited, a wholly-owned subsidiary of VMware, Inc., 4 million shares of the Company’s common stock at a purchase price per share of $5.00, for a total purchase price equal to $20.0 million.

23.	Supplemental Guarantor and Non-Guarantor Financial Information

On June 24, 2009 and April 28, 2010, the Company completed offerings of $420 million and $50 million, respectively, of 12% Senior Secured Notes, which are guaranteed by substantially all of the Company’s domestic subsidiaries (the “Guarantor Subsidiaries”). Additionally, the debt is secured by a first priority security interest in substantially all of the assets of the Company and the Guarantors, including the pledge of 100% of all outstanding capital stock of each of the Company’s domestic subsidiaries, except Technology Center of the Americas, LLC and Terremark Federal Group, Inc., and 65% of all outstanding capital stock of substantially all the Company’s foreign subsidiaries, subject to certain customary exceptions relating to our ability to remove the pledge with respect to certain significant subsidiaries.

In anticipation of the Guarantor Subsidiaries being guarantors of debt securities which are registered under the Securities Act of 1933, as amended, below are certain consolidating financial statements of the Company, the Guarantor Subsidiaries and the non-guarantor subsidiaries. In lieu of providing separate financial statements of the Guarantor Subsidiaries, financial statements prepared in accordance with Rule 3-10 of Regulation S-X are presented below. The column marked “Issuer” includes the results of the parent company. The column marked “Guarantor Subsidiaries” includes the results of the Guarantor Subsidiaries, which consists of all domestic subsidiaries. The column marked “Non-Guarantor Subsidiaries” includes results of the Non-Guarantor Subsidiaries, which consists primarily of foreign subsidiaries. Eliminations necessary to arrive at the information for the Company on a consolidated basis for the periods presented are included in the column so labeled and consist primarily of certain intercompany payments between the Company and the Non-Guarantor Subsidiaries. Separate financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management has determined that they are not material to investors.

The following represents the supplemental financial statements of the Company, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries. These financial statements should be read in conjunction with our consolidated financial statements and notes thereto. The consolidating financial information may not necessarily be indicative of the financial position, results of operations or cash flows, had the Issuer, Guarantor Subsidiaries, and Non-Guarantor Subsidiaries operated as independent entities.

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
Consolidated Balance Sheet as of March 31, 2009
(In thousands)

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

Current assets:
Cash and cash equivalents	$41,895	$1,363	$8,528	$—	$51,786
Restricted cash	—	1,107	—	—	1,107
Accounts receivable, net	2	32,814	3,000	—	35,816
Current portion of capital lease receivable	—	631	—	—	631
Prepaid expenses and other current assets	865	6,317	1,433	—	8,615

Total current assets	42,762	42,232	12,961	—	97,955
Investment in subsidiaries	200,512	—	—	(200,512)	—
Intercompany accounts receivable	242,013	65,673	1,907	(309,593)	—
Restricted cash	626	858	—	—	1,484
Property and equipment, net	5,808	285,549	9,645	—	301,002
Debt issuance costs, net	7,382	27	—	—	7,409
Other assets	937	7,386	584	—	8,907
Capital lease receivable, net of current portion	—	454	—	—	454
Intangibles, net	—	11,652	1,340	—	12,992
Goodwill	—	79,196	6,943	—	86,139

Total assets	$500,040	$493,027	$33,380	$(510,105)	$516,342

Current liabilities:
Current portion of capital lease obligations and secured loans	$2,257	$1,406	$160	$—	$3,823
Accounts payable and other current liabilities	12,409	41,675	6,268	—	60,352
Current portion of convertible debt	32,376	—	—	—	32,376

Total current liabilities	47,042	43,081	6,428	—	96,551
Intercompany accounts payable	64,794	233,073	11,726	(309,593)	—
Mortgage payable, less current portion	252,728	—	—	—	252,728
Convertible debt, less current portion	57,192	—	—	—	57,192
Deferred rent and other liabilities	10,258	7,975	900	—	19,133
Deferred revenue	—	5,921	1,819	—	7,740

Total liabilities	432,014	290,050	20,873	(309,593)	433,344

Commitments and contingencies	—	—	—	—	—
Stockholders’ equity:
Series I convertible preferred stock	—	—	—	—	—
Common stock	60	—	1,000	(1,000)	60
Common stock warrants	8,960	—	—	—	8,960
Additional paid-in capital	428,251	176,833	22,679	(199,512)	428,251
Accumulated (deficit) earnings	(369,245)	26,144	(9,893)	—	(352,994)
Accumulated other comprehensive loss	—	—	(1,279)	—	(1,279)

Total stockholders’ equity	68,026	202,977	12,507	(200,512)	82,998

Total liabilities and stockholders’ equity	$500,040	$493,027	$33,380	$(510,105)	$516,342

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheet as of March 31, 2008
(In thousands)

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
Current assets:
Cash and cash equivalents	$88,564	$2,187	$6,239	$—	$96,990
Restricted cash	—	755	—	—	755
Accounts receivable, net	3	40,758	3,287	—	44,048
Current portion of capital lease receivable	—	1,861	—	—	1,861
Prepaid expenses and other current assets	1,427	5,927	1,140	—	8,494

Total current assets	89,994	51,488	10,666	—	152,148
Investment in subsidiaries	195,415	—	—	(195,415)	—
Intercompany accounts receivable	178,982	6,693	1,630	(187,305)	—
Restricted cash	749	836	—	—	1,585
Property and equipment, net	1,387	223,931	6,356	—	231,674
Debt issuance costs, net	9,764	106	—	—	9,870
Other assets	158	6,090	653	—	6,901
Capital lease receivable, net of current portion	—	345	—	—	345
Intangibles, net	—	13,298	2,120	—	15,418
Goodwill	—	78,976	6,943	—	85,919

Total assets	$476,449	$381,763	$28,368	$(382,720)	$503,860

Current liabilities:
Current portion of mortgage payable and capital lease obligations	$1,749	$989	$262	$—	$3,000
Accounts payable and other current liabilities	7,677	44,320	5,950	—	57,947

Total current liabilities	9,426	45,309	6,212	—	60,947
Intercompany accounts payable	7,179	171,355	8,771	(187,305)	—
Mortgage payable, less current portion	249,223	—	—	—	249,223
Convertible debt, less current portion	86,284	—	—	—	86,284
Deferred rent and other liabilities	2,763	6,073	894	—	9,730
Deferred revenue	—	5,528	1,626	—	7,154

Total liabilities	354,875	228,265	17,503	(187,305)	413,338

Stockholders’ equity:
Series I convertible preferred stock	—	—	—	—	—
Common stock	59	—	—	—	59
Common stock warrants	11,217	—	—	—	11,217
Additional paid-in capital	420,551	176,775	18,640	(195,415)	420,551
Accumulated deficit	(310,205)	(23,277)	(8,944)	—	(342,426)
Accumulated other comprehensive income	—	—	1,169	—	1,169
Note receivable	(48)	—	—	—	(48)

Total stockholders’ equity	121,574	153,498	10,865	(195,415)	90,522

Total liabilities and stockholders’ equity	$476,449	$381,763	$28,368	$(382,720)	$503,860

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statement of Operations for the Year Ended March 31, 2009
(In thousands)

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

Revenues	$—	$219,615	$31,535	$(680)	$250,470

Expenses:
Costs of revenues, excluding depreciation and amortization	7	117,910	19,197	(680)	136,434
General and administrative	26,424	6,147	4,224	—	36,795
Sales and marketing	452	21,860	4,237	—	26,549
Depreciation and amortization	1,027	23,977	3,220	—	28,224

Total operating expenses	27,910	169,894	30,878	(680)	228,002

(Loss) income from operations	(27,910)	49,721	657	—	22,468

Other (expenses) income:					—
Interest expense	(29,479)	(468)	(386)	353	(29,980)
Interest income	1,330	184	171	(353)	1,332
Change in fair value of derivatives	(3,886)	—	—	—	(3,886)
Financing charges and other	6	(15)	(573)	—	(582)

Total other expenses	(32,029)	(299)	(788)	—	(33,116)

(Loss) income before income taxes	(59,939)	49,422	(131)	—	(10,648)
Income taxes (benefit) expense	(898)	—	819	—	(79)

Net (loss) income	$(59,041)	$49,422	$(950)	$—	$(10,569)

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statement of Operations for the Year Ended March 31, 2008
(In thousands)

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

Revenues	$—	$163,443	$24,136	$(165)	$187,414

Expenses:
Costs of revenues, excluding depreciation and amortization	7	86,574	14,470	(165)	100,886
General and administrative	22,284	6,689	3,294	—	32,267
Sales and marketing	623	16,786	3,478	—	20,887
Depreciation and amortization	523	15,570	2,592	—	18,685

Total operating expenses	23,437	125,619	23,834	(165)	172,725

(Loss) income from operations	(23,437)	37,824	302	—	14,689

Other (expenses) income:
Interest expense	(29,352)	(2,712)	(41)	—	(32,105)
Interest income	4,564	379	288	—	5,231
Change in fair value of derivatives	(1,107)	—	—	—	(1,107)
Financing charges and other	(1,173)	—	—	—	(1,173)
Loss on early extinguishment of debt	(24,226)	(2,724)	—	—	(26,950)

Total other expenses	(51,294)	(5,057)	247	—	(56,104)

Loss before income taxes	(74,731)	32,767	549	—	(41,415)

Income taxes expense	325	9	479	—	813

Net (loss) income	$(75,056)	$32,758	$70	$—	$(42,228)

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statement of Operations for the Year Ended March 31, 2007
(In thousands)

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

Revenues	$—	$85,248	$15,781	$(80)	$100,949

Expenses:
Costs of revenues, excluding depreciation and amortization	3	47,252	9,727	(80)	56,902
General and administrative	13,331	1,289	2,994	—	17,614
Sales and marketing	706	8,043	2,692	—	11,441
Depreciation and amortization	230	8,782	1,999	—	11,011

Total operating expenses	14,270	65,366	17,412	(80)	96,968

(Loss) income from operations	(14,270)	19,882	(1,631)	—	3,981

Other (expenses) income:
Interest expense	(21,927)	(6,260)	(28)	—	(28,215)
Interest income	472	664	86	—	1,222
Change in fair value of derivatives	8,277	—	—	—	8,277

Total other expenses	(13,178)	(5,596)	58	—	(18,716)

Loss before income taxes	(27,448)	14,286	(1,573)	—	(14,735)

Income taxes expense	—	—	217	—	217

Net (loss) income	$(27,448)	$14,286	$(1,790)	$—	$(14,952)

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statement of Cash Flows for the Year Ended March 31, 2009
(In thousands)

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

Cash flows from operating activities:
Net (loss) income	$(59,041)	$49,422	$(950)	$—	$(10,569)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,027	23,977	3,220	—	28,224
Increase in fair value of derivatives	3,886	—	—	—	3,886
Accretion on debt, net	3,476	—	—	—	3,476
Amortization of debt issue costs	2,188	79	—	—	2,267
Provision for doubtful accounts	—	3,128	—	—	3,128
Interest payment in kind on notes and mortgage payable	4,813	(1)	—	—	4,812
Share-based compensation	3,689	4,040	—	—	7,729
Decrease (increase) in:
Accounts receivable	1	4,717	286	—	5,004
Capital lease receivable, net of unearned interest	—	1,098	—	—	1,098
Restricted cash	123	(374)	—	—	(251)
Prepaid expenses and other assets	52	1,789	(224)	—	1,617
Increase (decrease) in:
Accounts payable and other current liabilities	1,749	(7,404)	(573)	—	(6,228)
Deferred revenue	—	823	190	—	1,013
Deferred rent and other liabilities	2,620	1,507	168	—	4,295

Net cash provided (used in) by operating activities	(35,417)	82,801	2,117	—	49,501

Cash flows from investing activities:
Purchase of property and equipment	(1,959)	(81,119)	(7,305)	—	(90,383)
Repayments of notes receivable	44	—	—	—	44

Net cash used in investing activities	(1,915)	(81,119)	(7,305)	—	(90,339)

Cash flows from financing activities:
Payments on loans and mortgage payable	(1,500)	—	—	—	(1,500)
Intercompany activity, net	(6,354)	(1,366)	7,720	—	—
Payments of debt issuance costs	(58)	58	—	—	—
Payments of preferred stock dividends	(781)	—	—	—	(781)
Payments under capital lease obligations	(645)	(1,197)	(243)	—	(2,085)

Net cash (used in) provided by financing activities	(9,338)	(2,505)	7,477	—	(4,366)

Net (decrease) increase in cash and cash equivalents	(46,670)	(823)	2,289	—	(45,204)
Cash and cash equivalents at beginning of period	88,564	2,187	6,239	—	96,990

Cash and cash equivalents at end of period	$41,895	$1,363	$8,528	$—	$51,786

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statement of Cash Flows for the Year Ended March 31, 2008
(In thousands)

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

Cash flows from operating activities:
Net (loss) income	$(75,056)	$32,758	$70	$—	$(42,228)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	523	15,570	2,592	—	18,685
Loss on early extinguishment of debt	24,226	2,724	—	—	26,950
Increase in fair value of derivatives	1,107	—	—	—	1,107
Accretion on debt, net	3,546	426	—	—	3,972
Amortization of debt issue costs	1,292	227	—	—	1,519
Provision for doubtful accounts	—	1,555	—	—	1,555
Interest payment in kind on notes and mortgage payable	3,984	168	—	—	4,152
Share-based compensation	2,157	1,806	—	—	3,963
(Increase) decrease in:			—
Accounts receivable	(3)	(15,734)	(1,562)	—	(17,299)
Capital lease receivable, net of unearned interest	—	2,042	—	—	2,042
Restricted cash	(117)	212	—	—	95
Prepaid expenses and other assets	147	(3,380)	86	—	(3,147)
(Decrease) increase in:
Accounts payable and other current liabilities	(762)	(8,169)	1,119	—	(7,812)
Deferred revenue	—	3,510	670	—	4,180
Deferred rent and other liabilities	93	124	176	—	393

Net cash (used in) provided by operating activities	(38,863)	33,839	3,151	—	(1,873)

Cash flows from investing activities:
Purchase of property and equipment	(535)	(77,148)	(2,354)	—	(80,037)
Acquisition of Data Return LLC, net of cash acquired	(68,681)	303	(247)	—	(68,625)
Acquisition of Accris Corporation, net of cash acquired	(791)	109	—	—	(682)
Repayments of notes receivable	154	—	—	—	154

Net cash used in investing activities	(69,853)	(76,736)	(2,601)	—	(149,190)

Cash flows from financing activities:
Payments on loans and mortgage payable	(48,124)	(52,421)	—	—	(100,545)
Intercompany activity, net	(98,564)	95,968	2,596	—	—
Payments of debt issuance costs	(8,835)	—	—	—	(8,835)
Proceeds from issuance of common stock	4,405	—	—	—	4,405
Proceeds from issuance of mortgage payable	249,500	—	—	—	249,500
Payments of preferred stock dividends	(599)	—	—	—	(599)
Payments under capital lease obligations	(188)	(983)	(406)	—	(1,577)
Proceeds from exercise of stock options and warrants	613	—	—	—	613

Net cash provided by (used in) financing activities	98,208	42,564	2,190	—	142,962

Net (decrease) increase in cash and cash equivalents	(10,508)	(333)	2,740	—	(8,101)
Cash and cash equivalents at beginning of period	99,072	2,520	3,499	—	105,091

Cash and cash equivalents at end of period	$88,564	$2,187	$6,239	$—	$96,990

TERREMARK WORLDWIDE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statement of Cash Flows for the Year Ended March 31, 2007
(In thousands)

		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

Cash flows from operating activities:
Net (loss) income	$(27,448)	$14,286	$(1,790)	$—	$(14,952)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	230	8,782	1,999	—	11,011
(Decrease) in fair value of derivatives	(8,277)	—	—	—	(8,277)
Accretion on debt, net	7,757	570	—	—	8,327
Amortization of debt issue costs	1,670	373	—	—	2,043
Provision for doubtful accounts	—	1,068	—	—	1,068
Interest payment in kind on notes and mortgage payable	1,539	86	—	—	1,625
Share-based compensation	767	—	—	—	767
Warrants issued for services	93	—	—	—	93
Decrease (increase) in:
Accounts receivable	15	(13,523)	(592)	—	(14,100)
Capital lease receivable, net of unearned interest	—	1,867	—	—	1,867
Restricted cash	(60)	47	—	—	(13)
Prepaid expenses and other assets	(94)	(1,426)	(947)	—	(2,467)
Increase in:
Accounts payable and other current liabilities	1,447	3,744	970	—	6,161
Deferred revenue	—	1,994	1,990	—	3,984
Deferred rent and other liabilities	6	302	100	—	408

Net cash (used in) provided by operating activities	(22,355)	18,170	1,730	—	(2,455)

Cash flows from investing activities:
Restricted cash	—	2,200	—	—	2,200
Purchase of property and equipment	(396)	(16,934)	(1,133)	—	(18,463)
Repayments of notes receivable	103	—	—	—	103

Net cash used in investing activities	(293)	(14,734)	(1,133)	—	(16,160)

Cash flows from financing activities:
Payments on loans and mortgage payable	—	(1,463)	718	—	(745)
Intercompany activity, net	12,883	(12,883)	—	—	—
Issuance of convertible debt	4,000	—	—	—	4,000
Sale of treasury stock	—	5,798	—	—	5,798
Payments of debt issuance costs	(354)	(612)	—	—	(966)
Proceeds from issuance of common stock	82,787	—	—	—	82,787
Redemption of preferred stock	(647)	—	—	—	(647)
Payments of preferred stock dividends	(674)	—	—	—	(674)
Issuance of senior subordinated secured notes	10,000	—	—	—	10,000
Proceeds from capital lease facility	—	4,404	—	—	4,404
Payments under capital lease obligations	(149)	(458)	(339)	—	(946)
Proceeds from exercise of stock options and warrants	293	—	—	—	293

Net cash provided by (used in) financing activities	108,139	(5,214)	379	—	103,304

Net increase (decrease) in cash and cash equivalents	85,491	(1,778)	976	—	84,689
Cash and cash equivalents at beginning of period	13,581	4,298	2,523	—	20,402

Cash and cash equivalents at end of period	$99,072	$2,520	$3,499	$—	$105,091